Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2025, relating to the consolidated financial statements of Prairie Operating Co. and its subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Ham, Langston, and Brezina, L.L.P.

Houston, Texas

June 27, 2025